Exhibit (h)(14)

EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (the “Agreement”), made by and between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A (each a “Fund”) and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (“RBC GAM”), is amended and restated effective December 14, 2016.

R E C I T A L S

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and RBC GAM is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds and classes identified on Schedule A, Schedule B, and Schedule C (together, the “Funds”); and

WHEREAS, the Trust and RBC GAM have entered into a Master Investment Advisory Agreement dated September 1, 2011, as amended (the “Advisory Agreement”) pursuant to which RBC GAM provides advisory services to the Funds listed in Schedule A for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the Trust and RBC GAM have entered into a Master Investment Advisory Agreement dated April 16, 2004 (the “Advisory Agreement”) and Administrative Services Agreement dated April 16, 2004 (the “Administrative Services Agreement”) pursuant to which RBC GAM provides advisory services to the Funds listed in Schedule B for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the Trust and RBC GAM have entered into a Master Investment Advisory Agreement dated July 28, 2008 (the “Advisory Agreement”) and Administrative Services Agreement dated July 28, 2008 (the “Administrative Services Agreement”) pursuant to which RBC GAM provides advisory services to the Access Capital Community Investment Fund (the “ACCI Fund”) for compensation based on the value of the average daily net assets of the ACCI Fund; and

WHEREAS, the parties have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Funds at levels below the level to which the Funds may otherwise be subject; and

WHEREAS, the Trust and RBC GAM entered into various agreements pertaining to expense limitations for the Funds in the past; and

WHEREAS, the Trust and RBC GAM wish to again amend and restate the Agreement to (1) clarify the terms of the Agreement with respect to the Funds, (2) reflect the addition of operating expense limits for Class R6 Shares of certain Funds and (3) consolidate several expense limitation agreements into one agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.            Expense Limitation.

1.1          Fund Operating Expenses: Excess Amount. To the extent that the “Annual Fund Operating Expenses” incurred by a Fund in any fiscal year, but excluding brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies, extraordinary expenses such as litigation (including legal and audit fees and other costs in contemplation of or incident thereto) and indemnification, other expenses not incurred in the ordinary course of the Fund’s business and fees and expenses incurred indirectly by the Fund as a result of investment in shares of another investment company (“Fund Operating Expenses”), exceed the Operating Expense Limit (as defined in Section 1.2 below), RBC GAM shall be obligated to reimburse the Fund for such excess amount (the “Excess Amount”).

1.2.         Operating Expense Limit. The Operating Expense Limit with respect to a Fund shall be the amount, expressed as a percentage of the average daily net assets of the Fund, set forth in Schedule A.

1.3.         Method of Computation. To determine RBC GAM’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund exceed the Operating Expense Limit for such Fund, RBC GAM shall remit to such Fund an amount that, together with any offset of waived or reduced advisory or, as applicable, administrative services fees, is sufficient to pay that day’s Excess Amount. The Fund may offset amounts owed to the Fund pursuant to this Agreement against the fees payable to RBC GAM pursuant to the Advisory Agreement or, as applicable, the Administrative Services Agreement.

1.4.         Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the services fees waived or reduced and other payments remitted by RBC GAM to the respective Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.            Recoupment of Fee Waivers and Expense Reimbursements.

2.1.         Recoupment. If on any day during which this Agreement is in effect, the estimated annualized Fund Operating Expenses of a Fund for that day are less than the Operating Expense Limit, RBC GAM shall be entitled to recoup from the Fund the services fees waived or reduced and other payments remitted by RBC GAM to the respective Fund pursuant to Section 1 of this Agreement (the “Recoupment Amount”) during any of the previous twelve (12) months or three (3) years, as applicable and as noted in Schedules A, B, and C below, from the date on which the fee was waived or expense was paid, to the extent that the respective Fund’s annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in the applicable Schedule, provided that such amount paid to RBC GAM will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped. In addition, fees waived or expenses paid previously cannot be recouped solely because of a subsequent increase in a Fund’s operating expense limit.

2.2.         Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the respective Fund for the prior fiscal year (including any recoupment payments permitted under this Agreement) do not exceed the Operating Expense Limit.

3.             Term and Termination of Agreement. This Agreement shall initially continue in effect with respect to a Fund until such date indicated in Schedules A, B, or C, as applicable, and shall continue in effect from year to year thereafter, unless and until revised or terminated as described below. RBC GAM may revise or terminate the Agreement with respect to a Fund at the expiration of any one-year period by notifying the Fund of its intention to revise or terminate the Agreement at least thirty (30) days prior to the end of the one-year period. This Agreement may also be revised or terminated with respect to a Fund by the Board, if the Board consents to a revision or termination as being in the best interests of the Fund. In addition, this Agreement shall automatically terminate upon the termination of the Advisory Agreement or, if applicable, the Administrative Services Agreement, unless such termination occurs in connection with a transfer of a relationship to an affiliate of RBC GAM.

4.             Notice. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

5.             Interpretation: Governing Law. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

6.             Amendments. This Agreement may be amended only by a written agreement signed by each of the parties.

7.             Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first written above.

RBC FUNDS TRUST

By:	/s/ Kathleen A, Gorman
Name: Kathleen A. Gorman
Title: President

RBC GLOBAL ASSET MANAGEMENT (U.S INC.)

By:	/s/ Carol Kuha
Name: Carol Kuha
Title: Chief Operating Officer

Schedule A

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class C	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Operating Expense Limit – Class F	Initial Term Through*
RBC BlueBay Emerging Market Select Bond Fund	1.15%	NA	0.90%	0.85%	NA	January 31, 2018
RBC BlueBay Emerging Market Corporate Bond Fund	0.825%	NA	0.575%	NA	NA	October 31, 2017
RBC BlueBay Global High Yield Bond Fund	0.70%	NA	0.45%	NA	NA	October 31, 2017
RBC BlueBay Global Convertible Bond Fund	NA	NA	0.85%	NA	NA	January 31, 2018
RBC BlueBay Absolute Return Fund	1.20%	1.95%	0.95%	NA	NA	January 31, 2018
RBC Emerging Markets Equity Fund	0.975%	NA	0.725%	0.725%	NA	December 31, 2017
RBC Emerging Markets Small Cap Equity Fund	1.85%	NA	1.60%	NA	NA	July 31, 2018
RBC Short Duration Fixed Income Fund	NA	NA	0.35%	NA	0.45%	July 31, 2018
RBC Ultra-Short Fixed Income Fund	NA	NA	0.30%	NA	0.40%	July 31, 2018
RBC BlueBay Diversified Credit Fund	NA	NA	1.00%	0.95%	NA	January 31, 2018
RBC BlueBay Emerging Market Unconstrained Fixed Income Fund	NA	NA	1.25%	NA	NA	January 31, 2018
RBC International Opportunities Fund	NA	NA	1.00%	0.95%	NA	July 31, 2018
RBC Global Opportunities Fund	NA	NA	1.05%	1.00%	NA	July 31, 2018
RBC Small Cap Value Fund	NA	NA	1.00%	0.95%	NA	January 31, 2018

* Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement. The recoupment duration for the Funds listed in Schedule A is 36 months.

Beginning November 1, 2017, the following terms apply for the Funds listed below:

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class C	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Operating Expense Limit – Class F	Initial Term Through*
RBC BlueBay Emerging Market Corporate Bond Fund	0.97%	NA	0.72%	NA	NA	January 31, 2018
RBC BlueBay Global High Yield Bond Fund	0.82%	NA	0.57%	NA	NA	January 31, 2018

Beginning January 1, 2018, the following terms apply for the Fund listed below:

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class C	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Operating Expense Limit – Class F	Initial Term Through*
RBC Emerging Markets Equity Fund	1.13%	NA	0.88%	0.88%	NA	September 30, 2018

* Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement. The recoupment duration for the Funds listed in Schedule A is 36 months.

Schedule B

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Initial Term Through*
RBC SMID Cap Growth Fund	1.10%	0.85%	0.80%	January 31, 2018
RBC Microcap Value Fund	1.32%	1.07%	NA	January 31, 2018
RBC Enterprise Fund	1.33%	1.08%	NA	January 31, 2018
RBC Small Cap Core Fund	1.15%	0.90%	0.87%	January 31, 2018
RBC Mid Cap Value Fund	0.80%	0.55%	NA	October 31, 2017

* Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement. The recoupment duration for the Funds listed in Schedule B is 12 months.

Beginning November 1, 2017, the following terms apply for the Fund listed below:

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Initial Term Through*
RBC Mid Cap Value Fund	0.92%	0.67%	NA	January 31, 2018

Schedule C

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Initial Term Through*
Access Capital Community Investment Fund	0.95%	0.70%	N/A	January 31, 2018

* Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement. The recoupment duration for the Fund listed in Schedule C is 12